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MSP@icrinc.com

MSP Recovery Announces Fiscal Third Quarter 2022 Financial Results
Recognized Gain on Debt Extinguishment of $63 million During the Quarter

Paid Value of Potentially Recoverable Claims Grew to $89.2 billion During Quarter

Increase in Total Claims Recovery Income and Service Income of $3.0 million over the Second Quarter

Purchased additional $48.2 million in CCRAs and signed a $7.5 million licensing deal for LifeWallet

Coral Gables, Florida, – November 8, 2022 – MSP Recovery, Inc. (NASDAQ: MSPR)("MSPR," "MSP Recovery," or the "Company"), a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery and technology leader, today announced financial results for the third quarter ended September 30, 2022.

MSPR continued to successfully execute and advance its business strategy as the paid value of recoverable claims increased by about $870 million to $89.2 billion in the third quarter from the second quarter 2022, reflecting continued strong demand from health plans, providers, and self-insured entities for MSPR’s services, expertise, and portfolio of revenue streams. MSPR also acquired $48.2 million in recovery rights, whereby MSPR acquired 100% of the future recoveries associated with assigned claims.

The Company settled an accident-related case for $1.75 million, with the average recovery on claims settled exceeding 2x the Paid Value of Potentially Recoverable Claims ("PVPRC"). The Company also settled with a group health plan, recovering $1.15 million for an increase in Total Claims Recovery Income and Service Income of $3 million from the second quarter. Initial payments received through the third quarter on individual demand claims, averaged a recovery multiple of 2.1x the projected PVPRC.

Based on current cases pending in litigation, and the volume of claims being processed as it relates to individual demands, the Company believes it has a clear path towards monetizing assets. Additionally, since recovery rights are liquidated damages, the assets owned by MSPR increase in value to the extent that interest continues to accrue on liquidated damages claims.

The Company also reached a new warrant agreement with Brickell Key Investments, LP. (“Brickell Key”), that reduced debt by $63 million and resulted in a $40 million per year reduction in accrued interest. By exchanging part of their debt into an equity position, Brickell Key demonstrates their continued confidence in the Company.

LifeWallet entered into a licensing agreement with a new client for a $7.5 million fee and expected prospective fees of $1 million per year for continued servicing. LifeWallet also launched the LifeWallet Legal Referral Service to enable LifeWallet to generate revenue from lawyers across the nation. The LifeChain blockchain technology is being implemented for several clients and MSPR expects to begin monetizing the technology during the fourth quarter. Last month, MSPR announced that it had expanded its partnership with Tokenology Labs to include the development of multiple blockchain initiatives.

“During the third quarter, we expanded our portfolio of recoverable claims and added to our potential revenue streams while significantly reducing our debt,” said MSP Recovery Founder and CEO, John H. Ruiz. “This is all further proof of the growing recognition in the healthcare, healthcare data and law community of MSPR’s unique value proposition.”

“Some of our most exciting new potential revenue opportunities come thanks to the astounding early success of LifeWallet, which we launched less than a year ago, said MSP Recovery Co-Founder and Chief Legal Officer, Frank C. Quesada.

“LifeWallet is a powerful and effective tool for both patients and healthcare providers alike. Thanks to our expanded partnership with Tokenology, LifeWallet’s LifeChain will connect providers and payers to tokenized medical claims, which is expected to transform standard medical claim forms into unique digital versions on blockchain (NFTs or non-fungible tokens).”

“We continue to build on what we believe is an insurmountable head start when it comes to creating and deploying advanced technology tools alongside industry-leading legal acumen to wring waste, inefficiency and fraud from the healthcare claim process,” added Mr. Ruiz. “We have seen a large number of healthcare solutions and are confident that our unique technology continues to disrupt the healthcare system as it relates to data ingestion as well as patient efficiencies and proper payments.”

Third Quarter 2022 Financial Highlights

•
Revenue: Total revenue for the third quarter of 2022 was $8.3 million, up 234% from the third quarter of 2021.
•
Operating loss: Operating loss for the third quarter of 2022 was $78.9 million, compared with $3.1 million for the third quarter of 2021. Adjusted operating loss for third quarter was $12.5 million excluding non-cash claims amortization expense of $66.3 million.1

•
Net loss: Net loss for the third quarter of 2022 was $26.1 million and $0.6 million to controlling members, or net loss per share of $0.01 per share, based on 69.6 million weighted average shares outstanding. Adjusted net loss for the third quarter was $12.8 million excluding the non-cash item noted above and $13.1 million of non-cash expenses related to paid in kind interest, partially offset by a $63.4 million gain on debt extinguishment and $2.7 million gain from the change in fair value of warrants and derivative liabilities.1
•
Liquidity: As of September 30, 2022, cash and cash equivalents were $14.3 million. In addition, we announced potential additional capital resources totaling $1.5 billion which includes $1 billion from the Company Common Stock Purchase Agreement, $200 million from the Investment Capacity Agreement, by and among MSP Recovery and Virage Capital Management, LP., based on anticipated initial closing under the Virage ICA, and up to an additional $250 million from the Prudent Sale.
•
Gain on debt extinguishment: During the third quarter, the Company reported a gain on debt extinguishment of $63.4 million after reducing its obligation with Brickell Key Investment, LP., from $143 million to $80 million.
(1)
Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below.

Third Quarter 2022 Key Metrics

Since announcing the business combination with Lionheart Acquisition Corporation II, our portfolio has continued to grow. Below is detail on the increase in our portfolio since the announcement:

Select Portfolio Metrics
As of	September 30	December 31	March 31	June 30	September 30
(in millions)	2021	2021	2022	2022	2022
Total Paid Amount	$67,162	$364,438	$366,879	$370,154	$373,294
Paid Value of Potentially Recoverable Claims (PVPRC)	15,248	86,629	87,284	88,305	89,176
Billed Value of Potentially Recoverable Claims (BVPRC)	55,366	363,231	367,836	371,321	376,125

As of September 30, 2022, MSPR had the following developments:

•
Total Paid Amount of owned claims has increased to $373.3 billion, as of September 30, 2022, up 2% from $364.4 billion as of December 31, 2021 and up 456% from $67.2 billion from September 30, 2021.
•
Paid Value of Potential Recoverable Claims grew to $89.2 billion, as of September 30, 2022, up 3% from $86.6 billion as of December 31, 2021 and up 485% from $15.2 billion from September 30, 2021.
•
Currently in data matching or settlement discussions with 27.9% of the Auto Insurance Market.
•
We have expanded our work with Tokenology on tokenized healthcare initiative on the Polygon network. This initiative, combined with LifeWallet’s biometric technology targets fraud and abuse in the U.S. healthcare system.

Portfolio Growth:

MSPR seeks assignment of recovery rights from secondary payers and providers by acquiring the recovery rights to claims from secondary payers via Claims Cost Recovery Agreements (“CCRA”). The Company utilizes its proprietary internal data analytics platform to review claims and identify which have probable recovery paths. MSPR’s assets are these irrevocable assignments of health claims recovery rights that are automatic, all-encompassing and superior to other interests supported by Federal and State laws and regulations. The table below outlines the

Company's growth in data received in the most recent periods. The amounts represent data received from current and new assignors:

MSP's Recovery Portfolio Claims Growth By Year
As of	Claims Count	PVPRC	BVPRC
	(thousands)	(millions)	(millions)
December 31, 2021	632,919	$86,630	$363,231
March 31, 2022	6,689	655	4,605
June 30, 2022	7,348	1,020	3,484
September 30, 2022	7,452	871	4,804
Total	654,408	$89,176	$376,125

Demand Letters:

MSPR recently announced a strategy whereby the Company is sending out individual demand letters on identified recoverable claims to responsible payers for prompt payment. We expect this strategy to result in more predictable and visible revenues. The table below outlines specific dollar amounts identified by the Company, broken down by litigation and demand letter type, that it plans to pursue against different responsible parties:

Recoveries Being Sought by Category
($'s in millions)	Identified Incidents	Total Claims	Paid Amounts	Billed Amounts Sought
Accident Related:
Data Matching (1)	341,622	61,944,178	$4,964.4	$18,906.5
Demand Letters (2):
1st Party Demands	11,790	1,327,547	$117.6	$818.1
3rd Party Demands	16,202	2,433,171	227.4	1,631.2
Case and Lien Recoveries	1,809	212,087	18.5	77.1
Fraud & Misconduct Cases:
Private Lien Resolution Programs (3)	84	19,484	2.8	14.1
Big Pharma/Product Liability (2)	1,683,811	56,635,380	5,274.7	17,032.1
Group Health Plan Recovery	1,073	13,311	2.1	10.9
(1)
Data Matching represents potential recovery opportunities the Company has identified via court orders or agreements with primary payers. These represent potential recoveries that MSP could receive from a portion of our settlement discussions with 27.9% of Auto Insurance industry or via demand letters.
(2)
As previously announced June 13th and 27th 2022, MSP initiated billing amounts to primary payers (i.e., property and casualty insurers) and big pharma, giving these parties the opportunity to pay without the need for litigation or extended litigation.
(3)
PLRPs are established to resolve health care liens asserted by private health insurance providers in mass tort settlements. MSPR is actively working with various lien resolution administrators to recover on those owned claims for which manufacturers have already settled other lawsuits and established PLRPs.

Financial Outlook

MSP Recovery is providing guidance for its full year 2022 as follows:

•
Portfolio 2022 Guidance: Exceeded target for 2022 for growth in PVPRC by 3.5 times.

•
2022 Recoveries Guidance: We previously provided guidance with respect to Total Gross Recoveries, which we expected to be approximately $992 million during 2022.(1),. While we still anticipate that the amount of those Total Gross Recoveries will be achieved, due to various factors, including, but not limited to litigation delays, we now believe that we will achieve a substantial portion of these Total Gross Recoveries during 2023. The guidance provided was and is an estimate based on management’s current knowledge and various assumptions. The nature of the Company’s business, and the timing and amount of Total Gross Recoveries that will be achieved, are inherently unpredictable, and the Company cannot provide assurances regarding the timing or amount of Total Gross Recoveries that will ultimately be achieved.

Additional information regarding the non-GAAP financial measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in the financial tables included below.

(1)
Total Gross Recoveries is the cash received or to be received by MSPR for recoveries that may be through consolidated or non-consolidated entities.

Quarterly Conference Call

MSP Recovery will host a conference call and live webcast to review the Company’s third quarter results for investors and analysts at 8:00 a.m. Eastern Time on Wednesday, November 9, 2022. To access this call, we encourage you to pre-register using this link: MSP Recovery Q3 2022 Earnings Pre Registration. A replay of the webcast will be archived and accessible at https://investors.msprecovery.com/.

About MSP Recovery

Founded in 2014, MSP Recovery has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries against responsible parties. MSP Recovery provides the healthcare industry with comprehensive compliance solutions, while innovating technologies to help save lives. For more information, visit: www.msprecovery.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including for example guidance for 2022 portfolio recovery and total gross recoverables. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance or results and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by MSP Recovery herein speaks only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for MSPR to predict or identify all such events or how they may affect it. MSPR has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to, MSPR’s ability to capitalize on its assignment agreements and recover monies that were paid by the assignors; litigation results; the validity of the assignments of claims to MSPR; the ability to successfully expand the scope of MSPR’s claims or obtain new data and claims from MSPR’s existing assignor base or otherwise; MSPR’s ability to innovate and develop new solutions, and whether those solutions will be adopted by MSPR’s existing and potential assignors; negative publicity concerning healthcare data analytics and payment accuracy; and those other factors included in MSPR’s S-1 Registration Statement dated July 7, 2022, Quarterly Reports on Form 10-Q and other reports filed by it with the SEC. These statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995.

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In thousands except per share amounts)	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$14,268	$1,664
Restricted cash	11,420	-
Accounts receivable	7,525	-
Affiliate receivable	1,774	4,070
Indemnification asset	752,510	-
Prepaid expenses and other current assets	32,660	13,304
Total current assets	820,157	19,038
Property, plant and equipment, net	2,480	750
Deferred tax asset	857	-
Intangible assets, net	2,077,571	84,218
Investment in rights to claim recovery cash flows	3,673,610	-
Total assets	$6,574,675	$104,006

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$32,468	$4,609
Affiliate payable	19,822	45,252
Commission payable	540	465
Deferred service fee income	249	249
Derivative Liability	10,065	-
Warrant Liability	4,700	-
Guaranty obligation	752,510	-
Other current liabilities	62,638	3,489
Total current liabilities	882,992	54,064
Claims financing obligation and notes payable	170,844	106,805
Loan from related parties	125,759	-
Interest payable	1,471	94,545
Total liabilities	$1,181,066	$255,414

Class A common stock subject to possible redemption, 1,129,589 shares at redemption value as of September 30, 2022.	1,356	-

Stockholders' Equity (Deficit):
Class A common stock, $0.0001 par value; 5,500,000,000 shares authorized; 72,909,609 issued and outstanding as of September 30, 2022	$7	$-
Class V common stock, $0.0001 par value; 3,250,000,000 shares authorized; 3,148,720,212 issued and outstanding as of September 30, 2022	315	-
Additional paid-in capital	201,656	-
Members' equity	-	(155,756)
Accumulated deficit	(23,537)	-
Total Stockholders' Equity (Deficit)	$178,441	$(155,756)
Non-controlling interest	5,213,812	4,348
Total equity	$5,392,253	$(151,408)
Total liabilities and equity	$6,574,675	$104,006

MSP RECOVERY, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30
(In thousands except per share amounts)	2022	2021	2022	2021
Claims recovery income	$2,571	$48	$3,999	$63
Claims recovery service income	5,748	2,439	17,795	9,213
Total Claims Recovery	$8,319	$2,487	$21,794	$9,276
Operating expenses
Cost of claim recoveries	1,160	15	1,861	23
Claims amortization expense	66,331	47	92,866	114
General and administrative	6,621	2,871	17,049	8,207
Professional fees	5,875	2,539	10,931	5,606
Professional fees - legal	8,014	26	34,251	56
Depreciation and amortization	103	89	254	256
Total operating expenses	88,104	5,587	157,212	14,262
Operating Loss	$(79,785)	$(3,100)	$(135,418)	$(4,986)
Interest expense	(13,083)	(6,990)	(34,475)	(19,579)
Other (expense) income, net	63,138	(169)	63,175	1,154
Change in fair value of warrant and derivative liabilities	2,670	-	(11,683)	-
Net loss before provision for income taxes	$(27,060)	$(10,259)	$(118,401)	$(23,411)
Provision for income tax benefit	-	-	326	-
Net loss	$(27,060)	$(10,259)	$(118,075)	$(23,411)
Less: Net (income) loss attributable to non-controlling members	26,597	(16)	116,324	(16)
Net loss attributable to controlling members	$(463)	$(10,275)	$(1,751)	$(23,427)

Basic and diluted weighted average shares outstanding, Class A Common Stock	69,036,899	N/A	53,138,474	N/A
Basic and diluted net income per share, Class A Common Stock	$(0.01)	N/A	$(0.03)	N/A

Non-GAAP Financial Measures

MSP RECOVERY, INC. and Subsidiaries

Non-GAAP Reconciliation

(Unaudited)

	Three months ended	Nine months ended
(In thousands)	September 30, 2022	September 30, 2022
GAAP Operating Loss	$(79,785)	(135,418)
Share based compensation	—	20,055
Claims amortization expense	66,331	92,866
Adjusted operating loss	$(13,454)	(22,497)

GAAP Net Loss	$(27,060)	(118,075)
Share based compensation	—	20,055
Claims amortization expense	66,331	92,866
Gain on debt extinguishment	(63,367)	(63,367)
Paid-in-kind Interest	13,083	34,475
Change in fair value of warrant and derivative liabilities	(2,670)	11,683
Adjusted net loss	$(13,683)	(22,363)

In addition to the financial measures prepared in accordance with GAAP, this press release also contains Non-GAAP financial measures. We consider "Net loss excluding non-cash and one-time expenses" and "Operating loss excluding non-cash or one-time items" as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business's ongoing operating performance on a consistent basis across reporting periods. Net loss excluding non-cash and one-time expenses represents Net loss adjusted for certain non-cash and non-recurring expenses, and Operating loss excluding non-cash or one-time items represents Operating loss adjusted for certain non-cash and non-recurring expenses. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures will be included in Management's Discussion and Analysis in the Form 10-Q.